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EXHIBIT 5.1

iSecureTrac Corp.
5022 S. 114th Street
Omaha, Nebraska 68137

Re:
iSecureTrac Corp. Registration Statement for Offering of 6,750,000 Shares of Common Stock

Ladies and Gentlemen:

        We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 6,750,000 shares of Common Stock to be issued upon the exercise of stock options pursuant to the Executive Employment Agreements ("Agreements") of certain executives of the corporation. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Agreements and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

/s/ ERICKSON & SEDERSTROM, P.C. Erickson & Sederstrom, P.C. Omaha, Nebraska
May 21, 2002

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  EXHIBIT 5.1